Filed in the Office of	Business Number E0306462006-3
Barbara K. Cegavske	Filing Number 20190250967
Secretary of State State Of Nevada	Filed On 10/29/2019 1:38:00 PM
	Number of Pages 5

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

BioSolar, Inc.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

The company hereby files this certificate of designation of its Series A Preferred stock.
See attachment hereto.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

BIOSOLAR, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES, RIGHTS AND LIMITATIONS OF SERIES A PREFERRED STOCK

On behalf of BioSolar, Inc., a Nevada corporation (the "Company"), the undersigned hereby certifies that the following resolution was duly adopted by the Board of Directors of the Company (the "Board") on October 29, 2019:

RESOLVED, that, pursuant to the authority granted to and vested in the Board by the provisions of the articles of incorporation of the Company, as amended (the "Articles") and the provisions of Section 78.1955 of the Nevada Revised Statutes, there hereby is created, out of ten million (10,000,000) shares of preferred stock, par value $0.0001 per share, of the Company authorized by the Articles, Series A Preferred Stock, consisting of one thousand (1,000) shares, which series shall have the following powers, designations, preferences, and relative participating, optional and other special rights, and the following qualifications, limitations and restrictions.

SECTION 1. DESIGNATION OF SERIES. The shares of such series shall be designated as the "Series A Preferred Stock" and the number of shares initially constituting such series shall be up to One Thousand (1,000) shares.

SECTION 2. DIVIDENDS. The holders of the Series A Preferred Stock shall not be entitled to receive dividends paid on the Common Stock.

SECTION 3. LIQUIDATION PREFERENCE. The holders of the Series A Preferred Stock shall not be entitled to any liquidation preference.

SECTION 4. VOTING. The holders of the Series A Preferred Stock will have the shareholder voting rights as described in this Section 4 or as required by law.

4.1. Voting Rights. For so long as any shares of the Series A Preferred Stock remain issued and outstanding, the holders thereof, voting separately as a class, shall have the right to vote in an amount equal to fifty-one percent (51%) of the total voting power of the Company's shareholders. Such vote shall be determined by the holder(s) of a majority of the then issued and outstanding shares of Series A Preferred Stock.

4.2. Amendments to Articles and Bylaws. So long as the Series A Preferred Stock.is outstanding, the Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of Series A Preferred Stock, voting separately as a class (i) amend, alter or repeal any provision of the Articles of Incorporation or the Bylaws of the Corporation so as to adversely affect the designations, preferences, limitations and relative rights of the Series A Preferred Stock, (ii) effect any reclassification of the Series A Preferred Stock, excluding a reverse stock split or forward split, or (iii) designate any additional

series of preferred stock, the designation of which adversely effects the rights, privileges, preferences or limitations of the Series A Preferred Stock set forth herein.

4.3. Amendment of Rights of Series A Preferred Stock. The Corporation shall not, without the affirmative vote of the holders of at least 66-2/3% of all outstanding shares of the Series A Preferred Stock, amend, alter or repeal any provision of this Certificate of Designation. PROVIDED, HOWEVER. that the Corporation may, by any means authorized by law and without any vote of the holders of shares of the Series A Preferred Stock, make technical, corrective, administrative or similar changes in this Certificate of Designation that do not, individually or in the aggregate, adversely affect the rights or preferences of the holders of shares of the Series A Preferred Stock.

SECTION 5. CONVERSION RIGHTS. The shares of the Series A Preferred Stock shall have no conversion rights.

SECTION 6. REDEMPTION RIGHTS. The shares of the Series A Preferred Stock shall be automatically, and without any required action by the Company or the holders thereof, redeemed by the Company at their par value on the first to occur of the following triggering events: (i) a date forty-five (45) days as after the effective date of this Certificate of Designation, (ii) on the date that David Lee ceases, for any reason, to serve as officer, director or consultant of the Company, it being understood that if Mr. Lee continues without interruption to serve thereafter in one or more capacities as officer, director or consultant of the Company this shall not be considered a cessation of service, or (iii) on the date that the Company's shares of common stock first trade on any national securities exchange and such listing is conditioned upon the elimination of the preferential voting rights of the Series A Preferred Stock set forth in this Certificate of Designation.

SECTION 7. NOTICES. Any notice required hereby to be given to the holders of shares of the Series A Preferred Stock shall be deemed given if deposited in the United States mail, postage prepaid, and addressed to each holder of record at his, her or its address appearing on the books of the Company.

SECTION 8. MISCELLANEOUS.

(a) The headings of the various sections and subsections of this Certificate of Designations are for convenience of reference only and shall not affect the interpretation of any of the provisions of this Certificate of Designation.

(b) Whenever possible, each provision of this Certificate of Designation shall be interpreted in a manner as to be effective and valid under applicable law and publish policy. If any provision set forth herein is held to be invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions of this Certificate of Designation. No provision herein set forth shall be deemed dependent upon any other provision unless so expressed

herein. If a court of competent jurisdiction should determine that a provision of this Certificate of Designation would be valid or enforceable if a period of time were extended or shortened, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law.

(c) Except as may otherwise be required by law, the shares of the Series A Preferred Stock shall not have any powers, designations, preferences or other special rights, other than those specifically set forth in this Certificate of Designation

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IN WITNESS WHEREOF, this Certificate of Designation has been executed by a duly authorized officer of the Company on this 29 day of October 2019.

BIOSOLAR, INC.

By: ______________________
Name: David Lee
Title: CEO and Chairman